Teche
HOLDING COMPANY

                                    October 29, 2004

                                    FOR RELEASE AT 8:00 AM, CST OCTOBER 29, 2004

                                                   For More Information Contact:
                                                                  Patrick Little
                                                               President and CEO
                                                                  (337) 560-7151

             TECHE HOLDING COMPANY ANNOUNCES FOURTH QUARTER EARNINGS


     FRANKLIN, LA (AMEX: TSH)--Patrick Little, President and CEO of Teche Holding Company, holding company for Teche Federal Bank, today reported highlights for its earnings for the year and quarter ended September 30, 2004, including:

     o    Earned $0.58 per diluted share for the quarter, $2.48 for the year

     o Strong growth in SmartGrowth Deposits and Loans o Increased quarterly net interest income from $3.8 million to $4.8 million

     o Increased annual net interest income from $15.8 million to $17.6 million

     o Expanded our branch network during fiscal year 2004, from 15 branch offices to 19 branches by:

          o Completing the merger with St. Landry Financial Corporation on July 2, 2004, adding branch offices in Opelousas and Eunice in St. Landry Parish

          o Opening the Sherwood Forest branch office in Baton Rouge on November 24, 2003 and the O'Neal Lane Wal*Mart branch office in Baton Rouge on February 9, 2004

     o Deposits at the Sherwood Forest, Baton Rouge branch office topped $20 million at September 30, 2004, making it the fastest growing branch office ever for the Bank

     o Increased stockholders' equity to $60.3 million from $57.0 million a year ago

     o    Total asset growth of $116 million,  or 22%

     o Increased dividends each quarter, increasing the quarterly dividend in September to $0.21 from $0.17 in 2003 and the annual dividend to $0.78 from $0.58 a year ago.


EARNINGS

         The company reported net income of $0.58 and $2.48 per diluted share for the three and twelve month periods ended September 30, 2004, compared to $0.57 and $2.55 for the similar periods ended September 30, 2003. The increase in earnings for the fourth quarter was primarily due to increased net interest income. The decrease in earnings for fiscal 2004 was primarily due to expenses associated with new branch offices opened in the Baton Rouge market, expanded customer service hours and gains on sale of loans during the year ended September 30, 2003 that were not present in the current year.

INCREASE IN SMARTGROWTH PORTFOLIO

         SMARTGROWTH LOANS, consisting of consumer loans, home equity loans, alternative mortgage loans and commercial loans, amounted to 52% of total loans at September 30, 2004, compared to approximately 48% at September 30, 2003.

         The SmartGrowth loan portfolio grew $72.6 million to a record $246.7 million, in part due to the effects of the merger with St. Landry Financial Corporation, providing the fuel for growth in total assets of $116 million to a record $653.0 million since September 30, 2003.

         "Our commercial loan portfolio now stands at $65 million, compared to $42.5 million at September 30, 2003," said Little. "Teche now has four commercial loan officers compared to one a year ago."

         SMARTGROWTH DEPOSIT ACCOUNTS, consisting of checking accounts, money market accounts, and savings accounts, also showed solid growth. Total SmartGrowth Deposits grew $37.8 million to $210.2 million or 22% from $172.3 million at September 30, 2003. "We are especially pleased with the $37.8 million growth in SmartGrowth Deposits," said Little. "This marks another step in our transition from a thrift to a community bank."

         SmartGrowth deposits now amount to 49% of total deposits, comparable to community banks. "We're looking more and more like a community bank every day," said Little. "We have approximately 39,000 checking accounts with balances at September 30, 2004 of approximately $85.0 million and have increased commercial loans. Our successful retail operations are providing a great help in reaching out to the business community."

NET INTEREST INCOME

         Net Interest income for the fourth quarter was $4.8 million, compared to $3.8 million for the same quarter in 2003. Net interest income for fiscal 2004 grew $1.8 million to $17.6 million, from $15.8 million a year ago. For both the quarter and fiscal year end, the increases were primarily due to an increase in average balances of loans and securities, offset somewhat by a decrease in the interest rates paid on loans and by an increase in the average balance of deposits and advances.

         "We are especially pleased with our recent increases in net interest income, as a result of our SmartGrowth strategies," said Little.

A STRONGER BRANCH NETWORK

         MORE CONVENIENT HOURS OF OPERATION. On June 1, 2004, we expanded hours of customer services at most offices, typically opening at 7:30 AM and operating until 6:00 PM.

         "Customers are really pleased about our new hours of operation," said Little. "It is important for the Bank to be open and available for customers at convenient times."

         ST. LANDRY MERGER. On July 2, 2004 Teche Holding Company completed its merger with St. Landry Financial Corporation, parent company of the First Federal Savings and Loan Association of Opelousas, valued at approximately $10.1 million.

         Teche anticipates that the merger will be accretive to its earnings by approximately 5% in 2005. This estimate does not consider any anticipated revenue enhancements that may be realized in the merger.

GROWTH IN BATON ROUGE. "We are pleased to announce that as of September 30, 2004, total deposits in our new Baton Rouge Offices were $22.5 million and customers have opened 1,984 new deposit accounts. We are especially pleased with the quick progress we have made in Baton Rouge after only ten months," said Little.

         "We all know that new branches create a net expense in the first year," said Little. "Our challenge is to go from a net expense to a net income position early in their second year."

         IMPROVEMENTS IN LAFOURCHE-TERREBONNE. On May 10, 2004 the Bank opened a full service office at 921 Canal Boulevard in Thibodaux, relocating from an office at a nearby supermarket. On December 3, 2004 the Bank will consolidate its office at a supermarket in Houma with the Houma Barrow Street branch. "We found that we could effectively serve these customers by expanding our hours of operation," said Little.

         NON-INTEREST INCOME AND EXPENSE

         Non-Interest income for the quarter and twelve month period ended September 30, 2004 amounted to $2.4 million and $9.7 million, respectively, or 34% and 36% of operating income.

         Deposit  service  charges  amounted  to  approximately   90%  of  total
non-interest income for the quarter ended September 30, 2004.

         "Deposit fees have provided the Company with a stable and growing source of income for over eight years," said Little.

         Non-Interest  Expense  amounted  to $18.7  million  for the year  ended
September 30, 2004, compared to $16.0 million a year ago, primarily due to expenses associated with new branches and expanded customer hours.

DIVIDEND GROWTH

         The Company has increased its dividend for six consecutive quarters. The dividend yield is 2.1%, based on the stock price as of the close of business on September 30, 2004.

         For fiscal 2004, the Company increased the dividend to $0.78 per share, from $0.58 in fiscal 2003, an increase of $0.20 per share, or 34%.

         "In May 2003 we increased our dividend dramatically, raising it from $0.125 per share to $0.16 per share, an increase of 28%," Little said. "Our dividend increase for fiscal 2004 of 34% has provided a significant benefit for shareholders. Our quarterly dividend increases have provided a consistent and growing benefit for shareholders, especially considering the lower tax rate on dividends."

INTEREST RATE RISK

         "Like many banks, we believe that we are presently prepared for a rise in interest rates," said Little. There are several items affecting Interest Rate

Risk and Net Interest Margin, including the strength in non-interest income, prepayable advances from the Federal Home Loan Bank and the growth in SmartGrowth accounts.

         The Bank currently has approximately $28 million in long term advances from the Federal Home Loan Bank, with average rates of approximately 7.5%, which are prepayable without penalty in 2005.

         In addition, SmartGrowth Deposits currently amount to 49% of total deposits and SmartGrowth loans amount to 52% of total loans.

         Teche is the fourth largest publicly traded bank headquartered in Louisiana with over $600 million in assets. Teche Holding Company is the parent company of Teche Federal Bank, which operates 19 offices in South Louisiana and serves over 50,000 customers. Teche Holding Company's common stock is traded under the symbol "TSH" on the American Stock Exchange.

         Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

                              TECHE HOLDING COMPANY
                  (Dollars in thousands, except per share data)
                                  Franklin, LA
                              Statements of Income
                                   (UNAUDITED)

                                             Three Months Ended                Twelve Months Ended
                                                September 30,                      September 30,
                                             ------------------                --------------------

                                             2004              2003             2004              2003
                                             ----              ----             ----              ----

Interest Income                            $8,347            $7,046          $30,668           $29,485
Interest Expense                            3,521             3,197           13,076            13,672
                                           ------            ------          -------           -------
Net Interest Income                         4,826             3,849           17,592            15,813
Provision for Loan Losses                      15                15               60                75
                                           ------            ------          -------           -------
  Net Interest Income after
    provision for Loan Losses               4,811             3,834           17,532            15,738
Non Interest Income                         2,436             2,417            9,740             9,606
Non Interest Expenses                       5,286             4,249           18,730            16,016
                                           ------            ------          -------           -------
  Income Before Gain on Sales of
    Securities and Income Taxes             1,961             2,002            8,542             9,328
Gain on Sale of Securities                    101                24              232                43
Income Taxes                                  679               652            2,848             3,186
                                           ------            ------          -------           -------

Net Income                                 $1,383            $1,374          $ 5,926           $ 6,185
                                           ======            ======          =======           =======


Selected Financial Data

Dividends Declared Per Share               $ 0.21            $ 0.17          $  0.78           $  0.58
Basic Earnings Per Common Share            $ 0.62            $ 0.61          $  2.66           $  2.73
Diluted Earnings Per Common Share          $ 0.58            $ 0.57          $  2.48           $  2.55
Annualized Return on Avg. Assets             0.87%             1.05%            1.02%             1.19%
Annualized Return on Avg. Equity             9.40%             9.50%           10.22%            10.82%
Annualized Return on Avg.
    Tangible Equity (1)                     10.26%             9.50%           10.44%            10.82%
Net Interest Margin                          3.20%             3.18%            3.24%             3.28%
Non Interest Income/Avg Assets               1.53%             1.85%            1.67%             1.85%
Non Interest Expenses/Avg Assets             3.33%             3.25%            3.22%             3.08%


     (1) Eliminates the effect of goodwill and acquisition related intangible assets and the related amortization expense on a tax-effected basis.

                              TECHE HOLDING COMPANY
                  (Dollars in thousands, except per share data)
                                  Franklin, LA
                                  Balance Sheet
                                   (UNAUDITED)
                                       at

                                          September 30,         September 30,
                                             2004                   2003
                                          ------------           -----------

SmartGrowth Loans*                         $246,717               $174,092
Mortgage Loans**                            228,974                186,435
                                           --------               --------
                                            475,691                360,527
Allowance for Loan Losses                    (4,364)                (3,397)
                                           --------               --------
Loans Receivable, Net                       471,327                357,130

Cash and Securities                         144,498                150,563
Goodwill and Other Intangibles                4,008                      0
Foreclosed Real Estate                          194                    268
Other                                        33,007                 28,985
                                           --------               --------
TOTAL ASSETS                               $653,034               $536,946
                                           ========               ========


SmartGrowth Deposits***                    $210,168               $172,328
Time Deposits                               222,249                176,940
                                           --------               --------
Total Deposits                              432,417                349,268

FHLB Advances                               154,439                126,310
Other Liabilities                             5,891                  4,372
Stockholders' Equity                         60,287                 56,996
                                           --------               --------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                       $653,034               $536,946
                                           ========               ========

Ratio of Equity to Assets                       9.2%                  10.6%
Tangible Equity to Assets                       8.7%                  10.6%
Book Value per Common Share                $  26.55               $  25.36
Nonperforming Assets/Total Assets              0.49%                  0.23%
Shares Outstanding (in thousands)             2,271                  2,247


*        Consumer, Commercial, Home Equity, and Alternative Mortgage Loans
**       Owner Occupied Conforming Mortgage Loans
***      Checking, Money Market and Savings Deposits



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